Exhibit 21.1
SUBSIDIARIES OF CLOVER HEALTH INVESTMENTS, CORP.

Name of Subsidiary	Jurisdiction of Organization

Clover Health Labs, LLC	California

Clover Health International, Corp.	Delaware

Clover Health Corp.	Delaware

Clover Health Holdings, Inc.	Delaware

Clover Health Partners, LLC	Delaware

Clover HMO Corp.	Delaware

Principium Health, LLC	Delaware

Clover Health HK Limited	Hong Kong

Clover Healthcare, LLC	New Jersey

Clover Health, LLC	New Jersey

Clover HMO, LLC	New Jersey

Clover HMO of New Jersey Inc.	New Jersey

Clover Insurance Company	New Jersey

Medical Service Professionals of NJ LLC	New Jersey

Juxly, LLC	Missouri